Exhibit 99

RE: Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 13, 2009
RAVEN PROVIDES UPDATE ON FISCAL 2009, FOURTH QUARTER RESULTS
SIOUX FALLS, SD—FEBRUARY 13, 2009—Raven Industries, Inc. (Nasdaq NGS: RAVN), today announced the company expects to report a record year for sales and profits and that its fourth quarter ended January 31, 2009, would fall short of original expectations.
Full-year sales were approximately $280 million, about 20 percent higher than the previous year. However, weakness in the company’s Engineered Films Division is anticipated to hold full-year net income to an increase of approximately 10 percent.
Weak Markets, Margin Pressure at Engineered Films
“In our last quarterly release, we discussed the challenging economic environment and high level of uncertainty in our Engineered Films Division,” said Ronald M. Moquist, chief executive officer. “That division’s sales and gross margins have been under pressure from volatile material costs and weaker end markets. As a result, we expect Raven as a whole will report a 22 percent decline in fourth quarter net income on a 3 percent sales increase. A year ago the company reported earnings per share of $0.33 in the fourth quarter.
“Engineered Films, with full-year sales expected near $90 million, saw revenues decrease about 28 percent, to $14.5 million, in the fourth quarter,” Moquist explained. “This performance reflected a slowdown in the commercial construction market combined with the collapse of the oil and gas drilling market and deflationary pricing pressures. Despite the impact of staff reductions, we experienced operating losses in the fourth quarter.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Slightly Lower Sales at Electronic Systems; Higher Performance at Applied Technology and Aerostar
Electronic Systems Division sales were approximately $62 million for the year and $16.1 million in the fourth quarter. Sales were down roughly 3 percent in the fourth quarter, due to the loss of a significant customer earlier in the year and much lower sales of bed controls. These reductions were partially offset by stronger avionics business.
The Applied Technology Division (formerly known as Flow Controls) had sales of approximately $103 million for the year, and saw an 18 percent rise in the fourth quarter to $19.6 million. New products, international expansion and a strong U.S. agriculture market contributed to this increase. The agricultural market now is seeing more moderate growth.
Aerostar sales were approximately $27 million for the year, and up 83 percent to $10.2 million for the quarter. This business benefitted from its heavy reliance on government contracts and strong parachute deliveries in the fourth quarter.
Current Focus: Core Business, Cash Flows, Quality
“As we plan for the coming year, we recognize that recessionary pressures will make profit growth unlikely. We want to assure our investors that management is challenging everything as we move through this difficult economic period. This is not ‘business as usual,’ and our focus is on protecting our core business operations, maximizing cash flows and investing in quality. We look forward to a good—but not a record—year,” Moquist concluded.
Conference Call Information
Raven has scheduled a conference call Thursday, March 12 at 3:00 p.m. Eastern Time to discuss its fourth quarter performance and related trends in its business. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com a few minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through March 19, 2009. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 5535724. A replay of the call will also be available at www.ravenind.com for 90 days.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.

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Raven Industries, Inc.
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Forward-looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words, “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas well drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
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